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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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APAC CUSTOMER SERVICES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Six Parkway North
Deerfield, Illinois 60015
(847) 374-4980

Notice of Annual Meeting of Shareholders
June 8, 2001

To the Shareholders of
APAC Customer Services, Inc.:

    The Annual Meeting of Shareholders of APAC Customer Services, Inc. will be held at the Hilton Northbrook, 2855 North Milwaukee Avenue, Northbrook, Illinois on Friday, June 8, 2001, at 10:00 a.m. Central Daylight Time for the following purposes:

  1.
  To elect seven directors.

  2.
  To consider and act upon a proposal of the Board of Directors to approve the reservation of an additional 2,500,000 Common Shares to be available for issuance pursuant to the Company's Incentive Stock Plan.

  3.
  To consider and transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

    Shareholders of record at the close of business on April 10, 2001, are entitled to notice of, and to vote at, the Annual Meeting.

    Even if you plan to attend the meeting in person, please read these proxy materials and date, sign and mail the enclosed proxy in the envelope provided, which requires no postage for mailing in the United States. A prompt response is helpful, and your cooperation will be appreciated.

By Order of the Board of Directors

Linda R. Witte Secretary

April 26, 2001

APAC Customer Services, Inc.
Six Parkway North
Deerfield, Illinois 60015
(847) 374-4980

Proxy Statement
Annual Meeting of Shareholders to be Held June 8, 2001

    This Proxy Statement and the accompanying proxy card are being mailed to shareholders of APAC Customer Services, Inc. (the "Company") on or about April 26, 2001, in connection with the solicitation of proxies by the Board of Directors for the Annual Meeting of Shareholders to be held on June 8, 2001. The purpose of the Annual Meeting is to consider and act upon the matters specified in the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement.

    Each shareholder is entitled to one vote for each Common Share held as of the record date. A majority of the outstanding shares entitled to vote at this meeting and represented in person or by proxy will constitute a quorum. As of the close of business on April 10, 2001, the record date for determining shareholders entitled to vote at the Annual Meeting, 48,911,358 Common Shares were outstanding.

    If the form of Proxy which accompanies this Proxy Statement is executed and returned, it will be voted in accordance with the indicated direction. A Proxy may be revoked at any time prior to the voting thereof by written notice to the Secretary of the Company.

    The affirmative vote of the holders of a majority of the Common Shares entitled to vote and represented in person or by proxy at the Annual Meeting is required for the election of directors, for the approval of the proposal to reserve an additional 2,500,000 Common Shares to be available for issuance pursuant to the Company's Second Amended and Restated 1995 Incentive Stock Plan, as amended ("Incentive Stock Plan"), and for any other proposal submitted to a vote.

    Shares represented by proxies which are marked "abstain" or to deny discretionary authority on any matter will be treated as shares present and entitled to vote, which will have the same effect as a vote against any such matters. Broker "non-votes" will be treated as not represented at the meeting as to matters for which a non-vote is indicated on the broker's proxy. Broker "non-votes" and the shares as to which shareholders abstain are included for purposes of determining whether a quorum of shares is present at a meeting. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker non-votes will have no effect on the election of directors or the proposal to reserve an additional 2,500,000 Common Shares to be available for issuance pursuant to the Company's Incentive Stock Plan.

    Expenses incurred in the solicitation of proxies will be borne by the Company. Certain officers of the Company may make solicitations in person or by telephone.

COMMON SHARES BENEFICIALLY OWNED BY
PRINCIPAL SHAREHOLDERS AND MANAGEMENT

    The following table sets forth certain information as of April 2, 2001, regarding the beneficial ownership of Common Shares by (i) each person known by the Company to own beneficially more than 5% of its outstanding Common Shares, (ii) each director and nominee, (iii) each Named Executive Officer (as defined on page 6), and (iv) all directors and executive officers as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Shares listed below, based on information provided by such owners, have sole investment and voting power with respect to such Common Shares. Unless otherwise indicated, the address of each of the shareholders named below is the Company's principal executive office.

	Common Shares Beneficially Owned
Name	Number	Percent(1)
Theodore G. Schwartz(2)	19,716,000	39.5%
Merrill Lynch & Co., Inc. and Merrill Lynch Special Value Fund, Inc.(3)	3,513,835	7.0%
Trust Seven Hundred Thirty U/A/D 4/2/94 ("Trust 730")(4)	2,615,000	5.2%
Trust Four Hundred Thirty U/A/D 4/2/94 ("Trust 430")(4)	2,615,000	5.2%
Robert F. Bernard	0	*
Thomas M. Collins(5)(6)	57,825	*
John W. Gerdelman	0	*
John L. Gray(5)	60,000	*
Peter M. Leger	5,000	*
Clark E. McLeod(5)	905,818	1.8%
Marc S. Simon(5)(7)	611,904	1.2%
L. Clark Sisson(5)	136,000	*
Paul G. Yovovich(5)	95,157	*
All directors and executive officers as a group (19 persons)(5)	21,800,816	43.7%

*
less than 1%

(1)
Percentage of beneficial ownership is based on 49,931,666 Common Shares, which includes 48,873,214 Common Shares outstanding as of April 2, 2001, plus 1,058,452 Common Shares subject to options exercisable as of April 2, 2001, or within 60 days thereafter.

(2)
Includes 6,000 Common Shares held in a trust for which Mr. Schwartz is trustee and has voting and investment control.

(3)
Based solely upon information provided in Schedule 13G dated February 5, 2001, Merrill Lynch & Co., Inc. ("ML & Co.") is a holding company whose indirectly-owned asset management subsidiaries, Merrill Lynch Asset Management L.P. and Fund Asset Management, L.P., hold Common Shares. These subsidiaries, owned by the Merrill Lynch Investment Managers Operating Division of ML & Co., share investment and voting power as to the Common Shares beneficially owned by each, and each disclaims beneficial ownership thereof. The address of ML & Co. is World Financial Center, North Tower, 250 Vesey Street, New York, New York 10381.

(4)
Robert H. Wicklein and John J. Abens serve as general trustees of Trust 730 and Trust 430. All decisions regarding the voting and disposition of shares held by Trust 730 and Trust 430 must be made by both general trustees. M. Christine Schwartz, who is married to Mr. Schwartz, serves as a special trustee of the Trusts and has limited powers to designate successors to the general trustees at the conclusion of their terms, but has no responsibilities or powers regarding the voting or disposition of the shares owned by the Trusts and accordingly disclaims beneficial ownership of such shares. The address of these shareholders is c/o TCS Group, 650 Dundee Road, Suite 450, Northbrook, Illinois 60062.

(5)
Includes Common Shares which may be acquired pursuant to options exercisable as of April 2, 2001, or within 60 days thereafter as follows: Mr. Collins (51,825 shares); Mr. Gray (60,000 shares); Mr. McLeod (166 shares); Mr. Sisson (116,000 shares); Mr. Yovovich (70,157 shares); and all directors and executive officers as a group (1,058,452 shares).

(6)
Includes 3,000 Common Shares held in trust for the benefit of Mr. Collins' family for which Mr. Collins is Co-Trustee and shares voting and investment control.

(7)
Includes 3,000 Common Shares held in trust for the benefit of Mr. Simon's children for which Mr. Simon is Co-Trustee and shares voting and investment control, and 605,034 Common Shares which may be acquired pursuant to exercisable options, of which 40,000 are subject to forfeiture on May 21, 2001, pursuant to Mr. Simon's resignation from the Company on February 22, 2001.

ELECTION OF DIRECTORS

    At the Annual Meeting, seven directors, constituting the entire Board of Directors, are to be elected to serve until the next Annual Meeting of Shareholders. It is intended that the proxies (except proxies marked to the contrary) will be voted for the nominees listed below, each of whom is currently a member of the Board of Directors. It is expected that the nominees will serve, but if any nominee or nominees declines or is unable to serve for any unforeseen cause, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxies.

    The Board of Directors recommends a vote FOR the election of each of the following nominees.

Nominees for Election

Name	Age	Position
Robert F. Bernard	39	Robert F. Bernard became a Director of the Company in August 2000. He is a private investor and the founder of marchFIRST, Inc., a global internet professional services and consulting firm, of which he was also Chairman and Chief Executive Officer until his resignation in March 2001. On April 12, 2001, marchFIRST, Inc. filed for protection under Chapter 11 of the U.S. Bankruptcy Code. Mr. Bernard is the Chairman of the Educational Subcommittee for the Chicago Mayor's Council of Technology Advisors. He serves on the boards of directors of the Marklund Children's Home, Form & Function Capital, and B&B Investment Group LLC.
Thomas M. Collins	73
		Thomas M. Collins became a Director of the Company in August 1995. He is Of Counsel at Shuttleworth & Ingersoll, P.C., a law firm in Cedar Rapids, Iowa, for which Mr. Collins served as Chairman for more than five years and where he has practiced for more than 40 years. Mr. Collins was Chairman of the Board of Life Investors, Inc., a financial services holding company, from 1980 to 1988. Mr. Collins serves on the board of directors of McLeod USA Incorporated, a telecommunications company.

John W. Gerdelman	48
		John W. Gerdelman became a Director of the Company in April 2001. He is a Managing Member of mortonsgroup LLC, an information technology and telecommunications venture group. Until December 1999, Mr. Gerdelman was President and Chief Executive Officer of USA.NET, a provider of innovative email solutions. Previously, Mr. Gerdelman served as President of the network and information technology division of MCI Telecommunications Corporation. Mr. Gerdelman serves on the boards of directors of Sycamore Networks, McData Corporation, Terabeam Corporation, Jetstream Communications and Genuity.
Peter M. Leger	50
		Peter M. Leger joined the Company in October 1999 as President and Chief Operating Officer, and as a member of the Company's Board of Directors. In January 2000, Mr. Leger was appointed the Company's Chief Executive Officer. From October 1998 through September 1999, Mr. Leger was President and Chief Executive Officer of Credit Management Solutions, Inc. Prior to October 1998, Mr. Leger served in various capacities with Automatic Data Processing, most recently as President of ADP Dealer Services Group.
Clark E. McLeod	54
		Clark E. McLeod became a Director of the Company in March 2000. In 1991 Mr. McLeod founded McLeodUSA Incorporated, a telecommunications company, and serves as its Chairman and Co-Chief Executive Officer. Mr. McLeod also serves on the boards of directors of Terabeam Corp. and Great America Leasing Inc.
Theodore G. Schwartz	47	Theodore G. Schwartz has served as the Company's Chairman since its formation in May 1973 and was also the Company's Chief Executive Officer until January 2000.
Paul G. Yovovich	47
		Paul G. Yovovich, who became a Director of the Company in July 1996, is a private investor and a principal of Lake Capital. From June 1993 to May 1996, Mr. Yovovich was President of Advance Ross Corporation, a provider of international transaction services. Mr. Yovovich serves on the boards of 3Com Corporation, Lante Corporation, Focal Communications Corporation and American Media Operations, Inc.

Meetings of the Board of Directors

    The Board of Directors met ten times during 2000. All Directors attended at least 75% of such meetings and meetings of Board committees on which they served in 2000.

Board Committees

    The Board of Directors has established two standing committees: the Audit Committee and the Compensation Committee.

    The Audit Committee, which consists of Messrs. Bernard, Collins, and Yovovich, recommends the appointment of independent auditors, reviews the proposed scope of the annual audit and the adequacy and effectiveness of accounting and financial controls, and reviews the annual and quarterly financial statements with management and the independent auditors. The Audit Committee is also responsible for reviewing the Company's accounting and financial human resources and succession planning. The Audit Committee met five times in 2000. All members of the Audit Committee are independent directors as defined in the NASDAQ Marketplace Rules. The written charter of the Audit Committee as adopted by the Board of Directors is included in this proxy statement as Appendix A.

    The Compensation Committee, which consists of Messrs. Collins and Yovovich, approves senior management compensation and oversees the Company's equity compensation plans. The Compensation Committee is also responsible for annually evaluating the performance of the Chairman and the Chief Executive Officer. The Compensation Committee met five times in 2000 and periodically took action by unanimous written consent.

Compensation Committee Interlocks and Insider Participation

    During 2000, no company executive officer served on the Board of Directors or compensation committee of any other corporation with respect to which any member of the Compensation Committee was engaged as an executive officer. Neither Mr. Collins nor Mr. Yovovich, the members of the Compensation Committee, was a Company employee in 2000 or was formerly a Company officer.

Director Compensation

    In 2000, directors who were not employees or officers of the Company received (i) options to purchase 20,000 Common Shares upon adjournment of the Annual Meeting of Shareholders, (ii) options to purchase 1,000 Common Shares for each regular or special board meeting attended in person or 500 Common Shares if such director participated in the meeting via telephone and (iii) an annual retainer of $12,000. In addition, in recognition of special director services provided to the Company, Mr. McLeod received options to purchase 1,500 Common Shares, and Messrs. Collins and Yovovich each received options to purchase 3,000 Common Shares. All options granted have an exercise price equal to the fair market value of a Common Share on the date of grant. Directors were also reimbursed for certain expenses in connection with attendance at Board and Committee meetings. Other than with respect to reimbursement of expenses, directors who are employees or officers of the Company did not receive additional compensation for service as a director.

EXECUTIVE COMPENSATION

    The following table sets forth information with respect to all compensation paid or earned for services rendered to the Company by its chief executive officer and four other executive officers who were serving as executive officers at the end of fiscal 2000 (together, the "Named Executive Officers") during each of the last three fiscal years.

Summary Compensation Table

	Annual Compensation					Long Term Compensation Awards
Other Annual Compensation ($)
Name and Principal Position	Year	Salary ($)	Bonus ($)			Securities Underlying Options (#)		All Other Compensation ($)
Theodore G. Schwartz Chairman	2000 1999 1998	312,000 324,000 324,000	0 0 0		0 0 0	0 0 200,000	(1)	5,872 5,592 4,322	(1) (1) (1)
Peter M. Leger(2) President and Chief Executive Officer	2000 1999 1998	775,000 422,308 —	0 0 —		0 0 —	0 1,100,000 —		1,524 161 —	(3) (4)
Marc S. Simon(5) Executive Vice President	2000 1999 1998	357,422 500,000 500,000	70,000 0 0		0 5,000 0	400,000 0 0		1,712 1,152 1,179	(4) (4) (4)
John L. Gray(6) Senior Vice President	2000 1999 1998	275,000 4,321 —	65,000 25,000 —	(7)	0 0 —	0 0 —		707 0 —	(4)
L. Clark Sisson(8) Senior Vice President	2000 1999 1998	256,500 207,419 100,899	23,000 134,625 29,120		0 2,588 11,550	30,000 150,000 100,000		269,619 10,765 0	(9) (10)

(1)
For 2000, 1999, and 1998 represents $1,192, $912, and $932 respectively, for group life insurance premiums paid by the Company and $4,680, $4,680 and $3,390 respectively, for contributions by the Company on behalf of Mr. Schwartz to the Company's 401(k) plan. In 2000, Mr. Schwartz surrendered the option for 200,000 Common Shares reflected in this table.

(2)
Mr. Leger joined the Company in October 1999.

(3)
Represents $1,380 in group life insurance premiums paid by the Company and $144 in Company contributions on behalf of Mr. Leger to the Company's 401(k) plan.

(4)
Represents group life insurance premiums paid by the Company.

(5)
Mr. Simon resigned effective February 22, 2001.

(6)
Mr. Gray joined the Company in December 1999.

(7)
Represents an initial bonus of $25,000 plus $40,000 paid under the Company's Management Incentive Plan.

(8)
Mr. Sisson joined the Company in May 1998.

(9)
Represents $501 in group life insurance premiums paid by the Company and $155,251 in relocation expenses and $113,867 as a gross-up for taxes incurred by Mr. Sisson due to such payments.

(10)
Represents $179 in group life insurance premiums paid by the Company and $10,586 in moving expenses paid by the Company.

Option Grants in Last Fiscal Year

    The following table sets forth the number of stock options granted to the Named Executive Officers during fiscal 2000.

Option Grants in Last Fiscal Year

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
	Number of Securities Underlying Options Granted (#)		% of Total Options Granted to Employees in Fiscal Year(2)
				Exercise Price ($/Sh)	Expiration Date
Name						5% ($)	10% ($)
Theodore G. Schwartz	—		—	—	—	—	—
Peter M. Leger	—		—	—	—	—	—
Marc S. Simon	400,000	(3)(4)	21.6%	8.8125	6/1/10	2,216,854	5,617,942
John L. Gray	—		—	—	—	—	—
L. Clark Sisson	30,000	(3)	1.6%	13.4375	1/18/10	253,523	642,477

(1)
The potential realizable value is calculated based on the term of the option at its time of grant (10 years). It is calculated by assuming the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and the shares thereby acquired are sold on the last day of the option term for the appreciated stock price.

(2)
Based on options for a total of 1,852,500 Common Shares granted to employees, including the Named Executive Officers, in 2000.

(3)
Subject to acceleration in the event of certain employment terminations, options are not exercisable during the first twelve months from the date the options are granted, but thereafter become exercisable at the rate of 20% in the case of Mr. Sisson, and 25% in the case of Mr. Simon, of the total shares subject to the option on and after the first day of each anniversary of the date on which option was awarded. The term of each option is 10 years.

(4)
Options for 400,000 Common Shares subsequently forfeited upon Mr. Simon's resignation on February 22, 2001.

Aggregate Fiscal Year-End Option Values

    The following table provides information regarding the exercisable and unexercisable stock options held by the Named Executive Officers as of December 31, 2000, the last day of fiscal 2000. No Named Executive Officer exercised options in fiscal 2000.

Aggregate Fiscal Year-End Option Values

	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Theodore G. Schwartz	0	0	0	0
Peter M. Leger	0	1,100,000	0	68,750
Marc S. Simon	605,034	410,000	301,191	0
John L. Gray	60,000	240,000	0	0
L. Clark Sisson	70,000	210,000	24,013	85,238

(1)
Value is calculated by subtracting the exercise price per share from the fair market value at December 29, 2000, the last trading day in fiscal 2000, of $3.65625 per share, and multiplying by the number of shares subject to the stock option.

Employment Agreements

    In September 1999, the Company entered into an employment agreement with Mr. Leger, which agreement was amended in January 2001. The agreement, as amended, provides for payment of an annual base salary of $500,000 through January 1, 2001, which increased to $525,000 from and after January 2, 2001, through December 30, 2001, and will increase to $550,000 from and after December 31, 2001, through December 31, 2002. Thereafter, Mr. Leger's base salary will be reviewed at least annually by the Compensation Committee and may be increased as it deems appropriate. Mr. Leger was entitled to receive a bonus in the amount of $575,000 for the period from the commencement of employment through January 1, 2001, and thereafter will be eligible to receive an annual bonus through the Company's Management Incentive Plan. Pursuant to the employment agreement, the Company granted Mr. Leger options to purchase an aggregate of 1,100,000 Common Shares. The options have a term of 10 years and an exercise price of $3.59375 per share. Options for a total of 40% of the shares covered thereby vest on October 1, 2001, and at the rate of 20% on each October 1 thereafter through 2004. The options vest to varying degrees on an accelerated basis upon Mr. Leger's death or disability or if his employment agreement is terminated without cause, for nonperformance, or for good reason after a change in control. The agreement will terminate on any of the following events: (1) death or disability of Mr. Leger; (2) the Company's election to terminate his employment without cause; (3) Mr. Leger's election to terminate his employment for good reason after a change in control; and (4) the Company's election to terminate his employment with cause. If the agreement terminates due to death or disability, the Company has agreed to pay Mr. Leger his base salary as accrued through the date of death or the date on which he is eligible to receive long-term disability benefits under its long-term disability benefits plan, as applicable, and certain bonus amounts. If Mr. Leger's employment is terminated by the Company with cause, he will receive his base salary prorated through the date of termination, and accrued benefits. If Mr. Leger's employment is terminated by the Company without cause, Mr. Leger will receive his base salary and bonus for a period of two years, and accrued benefits. If Mr. Leger terminates his employment for good reason after a change in control, Mr. Leger will receive a lump sum payment equal to two years' base salary and certain bonus amounts, and accrued benefits. The agreement also contains non-competition and confidentiality commitments on the part of Mr. Leger. In connection with the January 2001 amendment of the agreement, the Company made a $200,000 payment to Mr. Leger.

    As of June 1, 2000, Mr. Simon and the Company entered into an employment agreement covering the terms of his employment with the Company until May 31, 2004. Mr. Simon subsequently resigned from the Company effective February 22, 2001. Mr. Simon was to receive an annual base salary of $400,000, reviewable annually for possible adjustment by the Compensation Committee. In addition, Mr. Simon was eligible to receive an annual bonus under the Company's Management Incentive Plan. Pursuant to the agreement, the Company granted to Mr. Simon an option to purchase 400,000 Common Shares of the Company at a per share purchase price of $8.8125, which option was subsequently forfeited upon Mr. Simon's resignation. The agreement provided for severance payments to Mr. Simon in the event of a termination of his employment in the event of a change in control or otherwise without cause. The agreement also contained non-competition and confidentiality commitments on the part of Mr. Simon.

    The Company entered an employment agreement with Mr. Gray in December 1999. The agreement provides for an initial bonus of $100,000, an annual base salary of $275,000, and eligibility under the Management Incentive Plan. Pursuant to the employment agreement Mr. Gray was granted options for 300,000 Common Shares upon his date of hire, and for 50,000 Common Shares in February of 2001. In the event that Mr. Gray's employment were terminated by the Company other than for cause, Mr. Gray would be entitled to receive severance payments equal to eighteen months of his base salary plus an amount equal to a prorata share of his annual bonus under the Management Incentive Plan. The agreement also contains non-competition and confidentiality commitments on the part of Mr. Gray.

    In December 1999, the Company entered into an employment and relocation agreement with Mr. Sisson. This agreement provides for payment of a minimum annual base salary of $270,000. Under the agreement Mr. Sisson is also eligible to receive bonuses under the Management Incentive Plan. In addition, the Company agreed to pay certain relocation costs to Mr. Sisson and granted Mr. Sisson options to purchase an additional 30,000 Common Shares. In the event that Mr. Sisson's employment were terminated by the Company other than for cause, Mr. Sisson would be entitled to receive severance payments equal to 18 months of his base salary. The agreement also contains non-competition and confidentiality commitments on the part of Mr. Sisson.

Employment Security Agreements

    In March 2000, the Company adopted a "double trigger" severance plan in which Company Senior Vice Presidents and Vice Presidents participate. The plan provides that following a change in control, severance will be payable upon termination of the executive's employment within one year after the change in control either by the Company other than for cause or by the executive for good reason. Pursuant to the plan each Vice President or Senior Vice President is a party to an Employment Security Agreement which serves to confer the benefits contemplated by the plan. Messrs. Gray and Sisson are entitled to such benefits, as was Mr. Simon prior to his resignation. In the case of Senior Vice Presidents, severance is equal to eighteen months salary plus target bonus under the Management Incentive Plan.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Company's executive compensation program is administered by the Compensation Committee. The Compensation Committee is composed of non-employee directors responsible for the oversight, approval and report to the Board on all elements of compensation for members of the Company's Executive Committee. The Compensation Committee has furnished this report on executive compensation for fiscal year 2000.

    The industry sector in which the Company operates is both highly competitive and volatile. The Company intends that its compensation programs be both market competitive and effective in supporting the Company's business strategy and the execution of tactical and strategic initiatives. The Company retains independent compensation consultants to provide objective and expert advice on various plan design issues.

    The executive compensation program consists of base pay, annual performance-based cash incentives, and long-term performance-based equity incentives, all of which are designed to reward executives for superior Company performance and the creation of shareholder value. The Compensation Committee believes that a true pay-for-performance culture based on accountability and linkage to business objectives is critical for future business success.

    The Company's practice is to target total compensation levels for the Company's executives at above average levels. Specifically, a range between the 50th percentile and 75th percentile of total compensation of surveyed companies is targeted.

Executive Compensation Components

    The Company's executive compensation program consists of three key components that collectively help the Company attract, retain and motivate key executive talent. The components balance short- and long-term perspectives, decision-making, and actions. Each component is set forth below.

  Base Salary

    Base salaries of executive officers are targeted to be competitive relative to companies in the customer relationship management ("CRM")/eCRM, outsourcing, high growth, and other comparable industries. In determining salaries, the Compensation Committee also takes into account individual experience and performance.

  Annual Incentives

    Management Incentive Plan.  Incentive opportunities are designed around a strategic mix of corporate, operational unit and individual performance. All corporate and operational targets are directly linked to the Company's annual business and financial plan. Financial targets are based on revenue and EPS goals from a corporate perspective, and revenue and profit goals at the operational level. Individual performance is tied to the Company's annual evaluation process emphasizing the individual's contribution to:

  •
  Operating plan achievement

  •
  Sales and revenue plan achievement

  •
  Quality and client satisfaction

  •
  Operational improvements

  •
  Training and development of the Company's employees

    Executives are assigned a specific incentive opportunity based on their position, responsibilities and contribution to the Company. Performance measures and related goals are determined on an annual basis.

  Long-Term Incentives

    Incentive Stock Plan.  The purpose of the plan is to attract and retain highly qualified individuals and to motivate them to maximize shareholder value. The Committee believes that options to acquire Common Shares of the Company serve this purpose. Participation in the Incentive Stock Plan is limited to executive officers and key employees who the Compensation Committee, in its sole discretion, has determined to be key contributors to the future growth and profitability of the Company. The exercise price of options awarded under the plan is equal to the fair market value of the Company's Common Shares on the date of grant, thus rewarding the recipient only if the Company's Common Share price appreciates above the price on the date of grant. Options granted under the plan vest in equal installments over a four-year period for options awarded after March 2000, and over a five-year period for options awarded prior to then. In addition, the option plan provides for partial stock option vesting upon a change in control in certain circumstances.

    The Company has adopted stock option grant guidelines which provide option grant opportunities for management employees at the director level and above, as well as certain individually selected key employees. These guidelines are based on competitive industry practice. Under the guidelines, plan participants are eligible for periodic grants based on their responsibilities, individual performance and contribution to the Company.

    In 2000, the Compensation Committee granted a total of 1,852,500 options to 84 employees.

Chief Executive Officer Compensation

    In 2000, Mr. Leger received a salary of $500,000 and a bonus of $275,000, which represents the remaining balance of his $575,000 initial bonus award as provided by his employment agreement effective September 1999. Beginning January 1, 2001, Mr. Leger is eligible to participate in the Company's Management Incentive Plan with a target opportunity equal to 60% of base salary. In 1999, the Company granted Mr. Leger options to purchase an aggregate of 1,100,000 Common Shares pursuant to the terms of his employment agreement. The options have a term of 10 years and an exercise price of $3.59375 per share. 40% of the options vest on October 1, 2001 and vesting will continue at a rate of an additional 20% on each October 1 thereafter through 2004. No stock option grants were made to Mr. Leger in 2000. In January 2001, the Company made a payment to Mr. Leger of $200,000 in connection with the revision of his employment agreement.

Deductibility of Executive Compensation

    Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the company's Chief Executive Officer or any of the four other most highly compensated executive officers. Qualifying performance-based compensation is specifically exempt from the deduction limit. The Compensation Committee does not believe that any compensation that is to be paid by the Company in the foreseeable future will be limited by Section 162(m).

Respectfully submitted,

COMPENSATION COMMITTEE Thomas M. Collins Paul G. Yovovich

PERFORMANCE GRAPH

    The following graph sets forth a comparison of the cumulative total shareholder return on the Company's Common Shares for the period beginning December 29, 1995, and ending December 29, 2000, the last trading day in fiscal 2000, as compared with the cumulative total return of the S&P 500 Index and a Peer Group Index. The Peer Group consists of: Aegis Communications Group, Inc., ICT Group, Inc., National Techteam, Inc., RMH Teleservices Inc., Sitel Corp., Snyder Communications, Sykes Enterprises, Inc., Telespectrum Worldwide, Inc., Teletech Holdings, Inc., and West Corporation. Precision Response Corp., which was included in the Peer Group in prior years, was deleted from the Peer Group this year because its stock is no longer publicly traded following its acquisition by USA Networks, Inc. in April 2000. The total shareholder return for each company in the Peer Group has been weighted according to the company's stock market capitalization. This graph assumes an investment of $100 in each of Common Shares, the S&P 500 Index and the Peer Group Index, and assumes reinvestment of dividends, if any. The stock price performance shown on the graph below is not necessarily indicative of future stock price performance.

RELATIONSHIP WITH INDEPENDENT AUDITORS

Audit Fees

    The aggregate fees billed (or expected to be billed) for professional services rendered by the independent auditors for the audit of the Company's financial statements for fiscal year 2000 and the reviews by the independent auditors of the financial statements included in the Company's Quarterly Reports on Form 10-Q for fiscal year 2000 were $224,000.

Financial Information Systems Design and Implementation Fees

    There were no fees billed for professional services rendered by the independent auditors with respect to designing or implementing a hardware or software system.

All Other Fees

    The aggregate fees billed (or expected to be billed) for services rendered by the independent auditors and not described under "Audit Fees" and "Financial Information Systems Design and Implementation Fees" for fiscal year 2000 were $585,000.

    The Audit Committee has considered whether the independent auditors' provision of the non-audit services described above is compatible with maintaining the independent auditors' independence.

REPORT OF THE AUDIT COMMITTEE

    The Audit Committee has met and held discussions with management and Arthur Andersen LLP, the Company's independent auditors. Management represented to the Committee that the Company's financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed with management and Arthur Andersen the audited consolidated financial statements to be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000. The Committee discussed with Arthur Andersen, the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU §380).

    Arthur Andersen also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Committee discussed the independence of the auditing firm with Arthur Andersen.

    Based upon the reviews and discussions referred to above and the review of Arthur Andersen's report to the Committee, the Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission.

Respectfully submitted,

AUDIT COMMITTEE Robert F. Bernard Thomas M. Collins Paul G. Yovovich

AUDITORS

    Arthur Andersen LLP served as the Company's independent auditor for fiscal 2000 and has been selected as the Company's independent auditor for fiscal 2001. Representatives of Arthur Andersen LLP will be present at the Annual Meeting and will be available to respond to appropriate questions and to make a statement if they desire to do so.

CERTAIN TRANSACTIONS

    The Company owns $250,000 in shares of 2001 Development Corporation, a community-oriented economic development company in Cedar Rapids, Iowa, of which Mr. Collins is the President. As share ownership in 2001 Development Corporation is limited to corporations doing business in Cedar Rapids, Mr. Collins owns no interest in 2001 Development Corporation.

    In 2000, the Company paid $2,361,610 in consulting fees to marchFIRST, Inc., of which Mr. Bernard was Chairman and Chief Executive Officer during 2000.

    In 2000, the Company made payments for reimbursement at cost of sporting event tickets and catering costs ($80,000), use of a commercial airplane ($11,320) and reimbursement of payroll expenses for an employee seconded to the Company on a full time basis for two months ($33,817) to TCS Group, L.L.C., ("TCS"), which is wholly-owned by Mr. Schwartz and his wife.

PROPOSAL TO APPROVE THE RESERVATION OF AN ADDITIONAL 2,500,000 COMMON SHARES TO BE AVAILABLE FOR ISSUANCE UNDER THE INCENTIVE STOCK PLAN

Proposed Amendment

    The Board of Directors has adopted the Incentive Stock Plan, which is the result of the merger of the Company's Amended and Restated 1995 Non-Employee Director Stock Option Plan (the "Director Plan") and the Company's Amended and Restated 1995 Incentive Stock Plan (the "1995 Plan"). The Incentive Stock Plan was adopted to attract and retain officers, directors and key employees, as well as independent contractors providing consulting or advisory services, by providing them opportunities to acquire Common Shares or to receive monetary payments based on the market value of Common Shares.

    The Incentive Stock Plan is administered by the Compensation Committee of the Board of Directors and, with respect to the participation of non-employee directors, may be administered by a committee consisting of members of the Board of Directors who are Company employees. The total number of Common Shares presently authorized for grant to eligible officers and directors under the Incentive Stock Plan is 9,000,000 plus an additional 300,000 authorized for grants to non-employee directors. The total authorized number includes options previously granted and outstanding and represents approximately 19% of the outstanding Common Shares at April 2, 2001. In addition, any Common Shares subject to stock options or stock appreciation rights or issued under such options or rights or as stock awards may be subject to new options, rights or awards under the Incentive Stock Plan if such options or rights lapse, expire or terminate prior to issuance of the shares or the payment of the equivalent thereof or if Common Shares are issued under such options or rights or such awards and are later reacquired by the Company. However, no Common Shares attributable to the Director Plan may be subject to Incentive Stock Options (as defined below). If there is any change in the capitalization of the Company, such as a stock split or dividend, or a merger, consolidation or reorganization with another company, or any other relevant change in the capitalization of the Company, the Compensation Committee may make appropriate adjustments in the number of Common Shares available for awards and the number and/or reference price or fair market value of shares subject to outstanding awards to prevent dilution or enlargement of rights.

    The maximum number of Common Shares that may be subject to options granted to any one participant in any calendar year under the Incentive Stock Plan is 1,100,000 Common Shares. Only Company officers and key company employees, members of the Board of Directors and independent contractors providing consulting or advisory services are eligible to participate in the Incentive Stock Plan. There are currently approximately 200 officers and key employees and five non-employee members of the Board of Directors eligible to receive awards under the Incentive Stock Plan.

    The Board of Directors has amended the Incentive Stock Plan, subject to shareholder approval, to increase the number of shares available for grants by an additional 2,500,000. The Board of Directors believes that the increase will allow the Company to compete more effectively in attracting and retaining the executive talent it requires.

Material Features of Incentive Stock Plan

    The following is a brief summary of the material features of the Incentive Stock Plan. Shareholders are only being asked to approve the reservation of an additional 2,500,000 Common Shares to be available for issuance under the Incentive Stock Plan.

    Awards under the Incentive Stock Plan may be granted in any one or a combination of stock options, stock appreciation rights, stock awards, performance shares and performance units. With certain limitations noted below, the Compensation Committee may determine the participants to whom and the time at which all of these types of awards are granted, the amount granted, and the terms and conditions applicable to the awards.

  •
  Stock options awarded under the Incentive Stock Plan may be incentive stock options within the meaning of the Internal Revenue Code ("Incentive Stock Options") or stock options which do not constitute Incentive Stock Options ("Nonqualified Stock Options"). Stock options have an exercise price determined by the Compensation Committee at the date of grant. The exercise price for Incentive Stock Options must be no less than the fair market value on the date of grant, and the exercise price for Nonqualified Stock Options must be no less than 85% of the fair market value on the date of grant. Stock options become exercisable at such times and subject to such terms and conditions as may be determined by the Compensation Committee, provided that certain options automatically granted to directors each year may not be exercised during the first year following the date of grant and thereafter may be exercised only in accordance with the vesting schedule set forth in the Incentive Stock Plan. Nonqualified Stock Options may expire no later than 15 years from the date of grant and Incentive Stock Options may expire no later than 10 years from the date of grant.

  •
  A stock appreciation right entitles the holder to receive the appreciation in the fair market value of the Common Shares subject thereto up to the date the right is exercised.

  •
  Stock awards consist of Common Shares transferred to participants, with or without payment, as additional compensation for services to the Company.

  •
  Performance shares consist of the right to receive Common Shares or cash of an equivalent value at the end of a specified performance period.

  •
  Performance units consist of the right to receive a fixed dollar amount, payable in cash or Common Shares or a combination of both.

    The Board of Directors reserves the right to amend or terminate the Incentive Stock Plan at any time, subject to the rights of participants with respect to any outstanding awards. Notwithstanding the foregoing, the Incentive Stock Plan may not be amended without approval of the shareholders if such approval is required by law or regulatory authority.

Federal Tax Treatment

    The federal income tax consequences of the issuance and exercise of options under the Incentive Stock Plan depend on the nature of the awards. No income will be recognized by a participant at the time of the grant of Nonqualified Options or Incentive Stock Options. On the exercise of a Nonqualified Option, the amount by which the fair market value of the Common Shares on the date of exercise exceeds the exercise price will be taxable to the participant as ordinary compensation income. The subsequent disposition of shares acquired upon exercise of a Nonqualified Option will ordinarily result in capital gain or loss.

    On the exercise of an Incentive Stock Option, the participant will not recognize any income. However, for purposes of the alternative minimum tax the exercise of an Incentive Stock Option will be treated as an exercise of a Nonqualified Option. Accordingly, the exercise of an Incentive Stock Option may result in an alternative minimum tax liability.

    The disposition of shares acquired upon exercise of an Incentive Stock Option will qualify for capital gains treatment if the shares are held until two years after the date the option was granted and one year after the date of exercise of the option. If the shares are disposed of before the completion of either of these periods (a "disqualifying disposition"), the participant will recognize ordinary income in the amount of the excess of the fair market value of the Common Shares on the date the option was exercised over the exercise price (or, in certain circumstances, the gain on the sale, if less). Any excess of the amount realized on the disqualifying disposition over the fair market value of the shares on the date of exercise of the option will generally be treated as capital gain.

Award Participation

    On April 2, 2001, the last reported sales price of the Common Shares on the NASDAQ National Market was $5.125 per share. It is not possible to determine the amount and type of awards that will be made under the Incentive Stock Plan in the future because such determinations are within the discretion of the Compensation Committee, based on such factors as it deems pertinent in selecting participants and establishing awards. In 2000, the Company awarded options to purchase an aggregate of 867,500 Common Shares, to its executive officers. A total of approximately 84 employees received grants of options to acquire a total of 1,852,500 Common Shares and five non-employee directors received grants of options to acquire a total of 114,000 Common Shares under the Incentive Stock Plan in 2000. It is currently anticipated that approximately 250 employees and four non-employee directors will be eligible to receive awards under the Incentive Stock Plan in 2001.

Vote Required and Board Recommendation

    The affirmative vote of the holders of a majority of the Common Shares entitled to vote and represented in person or by proxy at the Annual Meeting is required to approve the reservation of an additional 2,500,000 Common Shares to be available for issuance under the Incentive Stock Plan. Mr. Schwartz and the general trustees of Trust 730 and Trust 430 have agreed to vote the Common Shares owned by each of them in favor of the increase. As a result, the Company anticipates that shareholder approval of the proposed increase will be obtained.

    The Board of Directors recommends a vote FOR approval of the proposed reservation of an additional 2,500,000 Common Shares to be available for issuance under the Incentive Stock Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's executive officers, its directors, and persons who own more than ten percent of the Company's outstanding Common Shares report their beneficial ownership and changes in their beneficial ownership of the Company's equity securities by filing reports with the Securities and Exchange Commission. During 2000, to the Company's knowledge, all Section 16(a) filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with, except for one late filing by Mr. Bowden to report the purchase of Common Shares.

ANNUAL REPORT ON FORM 10-K

    A copy of the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission accompanies this Proxy Statement. Additional copies may be obtained by writing to

APAC Customer Services, Inc., Six Parkway North, Deerfield, Illinois 60015, Attention: Gary S. Holter, Chief Financial Officer.

PROPOSALS OF SHAREHOLDERS FOR 2002 ANNUAL MEETING

    A shareholder who intends to present a proposal at the 2002 Annual Meeting and who wishes to have the proposal included in the Company's proxy statement for that meeting must deliver the proposal to the Secretary. All proposals must be received by the Secretary at the Company's principal executive office, Six Parkway North, Deerfield, Illinois 60015, no later than December 26, 2001, and must satisfy the applicable rules and regulations of the Securities and Exchange Commission to be eligible for inclusion in the proxy statement for that meeting.

    In order for a shareholder to nominate a candidate for director, under the Company's Bylaws timely notice of the nomination must be given in writing to the Secretary. To be timely, such notice must be delivered to the Secretary at the Company's principal executive offices not less than 90 days or more than 120 days prior to the first anniversary of the date of the 2001 Annual Meeting. However, if the date of the 2002 Annual Meeting is more than 30 days before or 60 days after that anniversary date, the notice must be delivered to the Secretary at the Company's principal executive office not more than 120 days prior to the 2002 Annual Meeting and not less than the later of 90 days prior to the 2002 Annual Meeting or 10 days following the day on which the Company first publicly announces the date of the 2002 Annual Meeting. The notice must describe certain information regarding the nominee and the shareholder giving the notice, including information such as name, address, occupation and shares held.

    In order for a shareholder to present a proposal that is a proper subject for consideration at the 2002 Annual Meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement, notice must be given to the Secretary in the manner and within the time limits described in the preceding paragraph. The notice must include certain information regarding the shareholder giving the notice and a description of the proposed business.

OTHER MATTERS TO COME BEFORE THE MEETING

    The Board of Directors knows of no other business that may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, the persons named in the proxies will vote upon them in accordance with their best judgment.

    WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN THE PROXY AND RETURN IT IN THE ENCLOSED STAMPED ENVELOPE.

By Order of the Board of Directors

Linda R. Witte Secretary
Date: April 26, 2001

APPENDIX A

AUDIT COMMITTEE CHARTER

PURPOSE

    The primary purpose of the Audit Committee (the "Committee") is to assist the Board of Directors (the "Board") in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process, including overviewing the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other users thereof, the Company's systems of internal accounting and financial controls, the annual independent audit of the Company's financial statements and the Company's legal compliance and ethics programs as established by management and the Board.

    In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the power to retain outside counsel, auditors or other experts for this purpose. The Board and the Committee are in place to represent the Company's shareholders; accordingly, the outside auditor is ultimately accountable to the Board and the Committee.

    The Committee shall review this Charter on an annual basis.

MEMBERSHIP

    The Committee shall be comprised of not less than three members of the Board, and the Committee's composition will meet the requirements of the Audit Committee Policy of the NASD.

    Accordingly, all of the members will be directors:

  1.
  Who have no relationship to the Company that may interfere with the exercise of their independence from management and the Company; and

  2.
  Who are financially literate or who become financially literate within a reasonable period of time after appointment to the Committee. In addition, at least one member of the Committee will have accounting or related financial management expertise.

MEETINGS

    The Audit Committee shall meet at least two times a year. A meeting prior to the Company's year-end shall be held with the independent auditors and with management to discuss the scope and objectives of both the internal and independent examinations.

    Special meetings may be called as necessary. Additional meetings may be called by the Committee's Chairman, any two members of the Committee, the Chairman of the Board or the President of the Company.

    Meetings may be held in person or by conference call. As necessary or desirable, the Chairman shall request that members of management, the general counsel and representatives of the independent auditors be included in the Committee meetings, or portions thereof.

KEY RESPONSIBILITIES

    The Committee's job is one of oversight and it recognizes that the Company's management is responsible for preparing the Company's financial statements and that the outside auditors are responsible for auditing those financial statements. Additionally, the Committee recognizes that financial management as well as the outside auditors, have more time, knowledge and more detailed information on the Company than do Committee members; consequently, in carrying out its oversight responsibilities, the

A-1

Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the outside auditor's work.

    The following functions shall be the common recurring activities of the Committee in carrying out its oversight function. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances.

  •
  As a whole, or through a Committee representative, the Committee shall review with management and the outside auditors, the audited financial statements to be included in the Company's Annual Report on Form 10-K (or the Annual Report to shareholders if distributed prior to the filing of Form 10-K) and review and consider with the outside auditors the matters required to be discussed by Statement of Auditing Standards ("SAS") No. 61, Communication with Audit Committees.

  •
  The Committee shall discuss with management and the outside auditors at regularly held Audit Committee meetings, or at such other time as deemed appropriate, the quality and adequacy of the Company's internal controls.

  •
  The Committee shall request from the outside auditors annually, a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard Number 1; discuss with the outside auditors any such disclosed relationships and their impact on the outside auditor's independence; and recommend that the Board take appropriate action to oversee the independence of the outside auditor.

  •
  The Committee, subject to any action that may be taken by the full Board, shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditor.

    While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in good accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's Code of Conduct.

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PROXY	PROXY

APAC CUSTOMER SERVICES, INC.

Proxy is Solicited on Behalf of the Board of Directors
For the Annual Meeting of Shareholders — June 8, 2001

    The undersigned hereby appoints Theodore G. Schwartz and Peter M. Leger, and each of them, as proxies, each with full power of substitution and revocation, to represent and to vote, as designated on the reverse side hereof, all of the Common Shares of APAC Customer Services, Inc. which the undersigned has the power to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of APAC Customer Services, Inc. to be held on June 8, 2001, or at any adjournment thereof.

Unless otherwise marked, this proxy will be voted FOR the election of the nominees named and FOR the proposal to approve the reservation of an additional 2,500,000 Common Shares to be available for issuance pursuant to the APAC Customer Services, Inc. Second Amended and Restated 1995 Incentive Stock Plan, as amended.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)

APAC CUSTOMER SERVICES, INC.

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

1.	Election of Directors —
	Nominees:	01-Robert F. Bernard, 02-Thomas M. Collins, 03-John W. Gordelman, 04-Peter M. Leger, 05-Clark E. McLeod, 06-Theodore G. Schwartz, and 07-Paul G. Yovovich	For All / /	Withhold All / /	For All Except / /	2.	Approval of a proposal of the Board of Directors to reserve an additional 2,500,000 Common Shares to be available for issuance pursuant to the APAC Customer Services, Inc. Second Amended and Restated 1995 Incentive Stock Plan, as amended.	For / /	Against / /	Abstain / /
	(Except Nominee(s) written above)

	Dated:	, 2001
Signature(s)

Please sign exactly as your name(s) appears hereon. Joint owners should each sign personally. If signing in fiduciary or representative capacity, give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

/*\ FOLD AND DETACH HERE /*\
YOUR VOTE IS IMPORTANT!
PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

QuickLinks

COMMON SHARES BENEFICIALLY OWNED BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT
ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
RELATIONSHIP WITH INDEPENDENT AUDITORS
REPORT OF THE AUDIT COMMITTEE
AUDITORS
CERTAIN TRANSACTIONS
PROPOSAL TO APPROVE THE RESERVATION OF AN ADDITIONAL 2,500,000 COMMON SHARES TO BE AVAILABLE FOR ISSUANCE UNDER THE INCENTIVE STOCK PLAN
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ANNUAL REPORT ON FORM 10-K
PROPOSALS OF SHAREHOLDERS FOR 2002 ANNUAL MEETING
OTHER MATTERS TO COME BEFORE THE MEETING
APPENDIX A AUDIT COMMITTEE CHARTER